Exhibit 99.2

FIRST STATE BANCORPORATION

Compensation Committee Charter

Purpose and Scope

The primary function of the Compensation Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibilities and duties by making recommendations to the Board with respect to the compensation of the Company’s Chief Executive Officer ("CEO") and its executive officers. The Compensation Committee shall act in accordance with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers ("NASD").

Composition and Meetings

The Committee shall be comprised of a minimum of three members of the Board, as appointed by the Board, each of whom shall meet the applicable independence requirements promulgated by the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers ("NASD"). The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair of the Committee is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. A majority of the number of Committee members shall constitute a quorum for the transaction of business.

The Committee shall meet as often as necessary, but at least once each year, to enable it to fulfill its responsibilities and duties as set forth herein. The Committee shall report its actions to the Board and keep written minutes of its meetings, which shall be recorded and filed with the books and records of the Company.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

1.	Produce an annual report on executive compensation for inclusion in the Company's proxy statement.

2.	Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of these goals and objectives, and recommend to the Board the CEO’s compensation level based on this evaluation. The CEO shall not be present during the voting or any deliberations concerning the CEO’s compensation.

3.	Annually recommend to the Board the compensation of executive officers of the Company. The CEO may participate in such deliberations, but shall not vote to approve or recommend any form of compensation for such executive officers.

4.	Recommend to the Board awards of equity based options under the Company’s 2003 Equity Incentive Plan, as amended (“Plan”), to the CEO, the executive officers, and other key employees under the Company’s Plan and exercise such other power and authority as may be permitted or required under the Plan.

5.	Make recommendations to the Board with respect to incentive compensation plans and equity-based plans, employment agreements and other employment compensation arrangement between the Company and the CEO and other executive officers.

6.	Timely communicate all Committee decisions and the basis and support for decisions to Company management to facilitate administration and prompt and adequate disclosure in accordance with SEC requirements.

7.	From time to time review and make recommendations to the Board with respect to the compensation of directors.

8.	Make regular reports to the Board.

9.	Review committee member qualifications; committee member appointment and removal; committee structure and operations (including authority to delegate to subcommittees); and committee reporting to the Board.

10.	Have authority to retain and terminate any compensation consultant used to assist in the evaluation or development of compensation arrangements between the Company and its directors, CEO and other executive officers, and shall have authority to approve the firm's fees and other retention terms. Such consultants shall be independent.

11.	Have authority to obtain advice and assistance from internal or external legal, financial, or other advisors.

12.	Review the Company’s Compensation Discussion and Analysis (CD&A) and discuss it with management.

13.	Based on the review and discussions, the Compensation Committee will recommend to the board of directors that the CD&A be included in the annual report on Form 10-K (or incorporated by reference to the proxy statement).

14.	Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, and recommend any modifications to this Charter if and when appropriate to the Board for its approval.

15.	Annually review the Committee’s own performance.